EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made as of this 31st day of May 2008 (the “Effective Date”), by and between Jim Patterson (the “Employee”) and Schawk USA Inc. and its affiliates (collectively, the “Company”), concerning the termination of the Employee’s employment with the Company.

WHEREAS, the Employee’s employment as Senior Vice President & Chief Financial Officer of the Company will be terminated by the Company effective on May 31, 2008 (the “Separation Date”); and

WHEREAS, the Company and the Employee intend that this Agreement shall be in complete settlement of all rights of the Employee relating to the Employee’s employment by the Company.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth below, the Company and the Employee agree as follows:

1. Separation/Transition.

(a) The Employee’s employment as Senior Vice President & Chief Financial Officer of the Company will terminate as of the close of business on the Separation Date.  Through the Separation Date, the Employee will continue to: (i) serve as an employee of the Company with the same duties and responsibilities as before, (ii) be paid the Employee’s currently weekly salary ($5,673.08 per week), and (iii) be eligible to participate in all benefit plans and programs available to employees of Schawk USA Inc. generally, in accordance with the terms of such plans and programs.

(b) From June 1, 2008 through December 31, 2008, or an earlier date as mutually agreed upon by the Company and the Employee (the “Termination Date”) (this period shall be referred to as the “Transition Period”), the Employee will be relieved of his customary duties and responsibilities and shall no longer report to any office of the Company; provided, however, the Employee shall make himself available during business hours, as requested by the Company, for meetings and phone consultation with Company personnel at a maximum of eight (8) hours per week.  During the Transition Period, the Employee will: (i) take reasonable and appropriate actions to cooperatively and smoothly transition the duties and responsibilities of the position of Chief Financial Officer to his successor, (ii) be paid a weekly salary of $1,200, and (iii) be eligible to participate in the Company’s medical, dental and vision plans, in accordance with the terms of such plans and programs.  Any business expenses properly incurred by the Employee prior to the Termination Date will be reimbursed in accordance with the Company’s expense reimbursement policy.

(c) In the event the Employee voluntarily resigns prior to the Termination Date, the Employee shall not be eligible for any of benefits or payments provided for in this Agreement.

2. Severance Benefits/Payments. Except as may be modified by the following provisions of this Section 2, the Company’s obligation to pay any of the severance benefits/payments set forth in this Section 2 is conditioned upon the Employee’s: (a) execution and delivery of the a General Release and Waiver attached as Exhibit A to this Agreement (the “Release”) during the 21-day period following the Separation Date with such delivery pursuant to Section 11(d) below, (ii) non-revocation of the Release, and (iii) continued compliance with all of the terms and conditions of this Agreement.

(a) Severance Pay.  The Employee shall receive a severance payment equal to thirteen (13) weeks of base salary at the Employee’s current rate for a total severance payment of $73,750, which shall be payable in weekly equal installments during the Transition Period, in lieu of any earned severance as outlined in the Company’s severance pay plan.

(b) Equity Awards.  Subject to Sections 2(b)(i) and (ii) below and effective as of the Separation Date, the Employee shall forfeit and/or relinquish any and all interests and rights in and under all unvested equity awards granted under any plan or program maintained by the Company.  The Employee’s outstanding equity awards and the treatment of such awards are summarized on Exhibit  B hereto.  Other than the awards set forth on Exhibit B hereto, the Employee acknowledges and agrees that the Employee does not possess, nor is the Employee entitled to, any other equity awards under any plan or program of the Company.

(i) All unexercised options which are vested as of the Separation Date shall continue to be exercisable for a period of ninety (90) days following the Termination Date, except the 25,000 options granted to the Employee on February 23, 1999 shall expire on February 23, 2009.  This expiration treatment is as documented on Exhibit B to this Agreement.

(ii) The 4,100 shares of restricted stock granted to the Employee on August 8, 2006 shall vest on August 8, 2009 as if the Employee was employed by the Company on such date.  This vesting treatment is as documented on Exhibit B to this Agreement.

(c) Outplacement Services.  The Company shall pay up to a maximum of $5,000 for a national executive outplacement firm chosen by the Company following the Separation Date to assist the Employee in his transition to new employment.  The outplacement services firm chosen by the Company is Scherer, Schneider & Paulick.

(d) Physical Exam.  The Company shall pay the reasonable fees incurred by the Employee in connection with a medical physical examination.

(e) Medical Benefits.  After the Termination Date, the Employee’s entitlement to continue family medical coverage, which shall include dental, vision and prescription coverage, under the benefit plans of the Company operated in the United States will be determined in accordance with the provisions of COBRA.

(f) Electronic Devices.  The Company shall continue to pay the reasonable monthly Blackberry and Sprint Wireless card service charges incurred by the Employee through the Termination Date.

3. Termination of Benefits.  Except as specifically provided in this Agreement with respect to plans or arrangements specifically identified in this Agreement, the Employee’s continued participation in all employee benefit plans (pension and welfare) and compensation plans, including the Company’s 401(k) plan and deferred compensation plan, will cease as of the Separation Date.  Any payments made to the Employee pursuant to this Agreement, other than with respect to the continued payment of salary to the Separation Date, shall be disregarded for purposes of determining the amount of benefits to be accrued on behalf of the Employee under any pension or other benefit plan maintained by the Company.  Nothing contained herein shall limit or otherwise impair the Employee’s right to receive pension or similar benefit payments which are vested as of the Separation Date under any applicable tax qualified 401(k) or other tax qualified benefit plan.

4. No Other Payments.  The Employee agrees and acknowledges that, other than as specifically provided for in this Agreement, no additional payments are due from the Company on any basis whatsoever.

5. Release.  As part of this Agreement, and in consideration of the additional payments provided to the Employee in accordance with this Agreement, the sufficiency of which is hereby acknowledged, the Employee is required to execute the Release within the 21-day period following the Separation Date, deliver the executed Release to the Company per Section 11(d) below, and not revoke the Release.

6. Assistance with Claims. The Employee agrees to cooperate with the Company or any affiliate in the defense, prosecution or evaluation of any pending or potential claims or proceedings involving or affecting the Company or any affiliate arising during the period of Employee’s employment with the Company (the “Employment Period”) or relating to any decisions in which the Employee participated or any matter of which the Employee had knowledge.  The Employee agrees, unless precluded by law, to promptly inform the Company if the Employee is asked to participate (or otherwise become involved) in any claims that may be filed against the Company or any affiliate relating to the Employment Period.  The Employee also agrees, unless precluded by law, to promptly inform the Company if the Employee is asked to assist in any investigation (whether governmental or private) of the Company or any affiliate (or their actions) relating to any matter, regardless of whether a lawsuit has then been filed against the Company or any affiliate with respect to such investigation.  Employee will attend and participate in meetings and interviews conducted by Company personnel, and/or attorneys appointed by the Company and may be represented by counsel who may attend such meetings and interviews, and execute written affidavits confirming the Employee’s statements in such meetings in respect of any such matters; provided such meetings do not unreasonably interfere with the Employee’s employment or self-employment entered into after the Separation Date.  The Employee will make himself available for the foregoing at mutually convenient times during business hours from time to time as reasonably requested by the Company.  Promptly upon the receipt of the Employee’s written request, the Company agrees to reimburse the Employee for all reasonable out-of-pocket expenses associated with such cooperation, including, without limitation, meals, lodging, travel, and ground transportation expenses; provided, however, subject to Section 11(k) of this Agreement, that such reimbursement shall specifically exclude any fees for legal representation engaged by the Employee, that is not otherwise reimbursable pursuant to the Company’s policies in effect at such time or the Company’s By-Laws.  The Employee will be indemnified for such matters as any other former Officer of the Company is indemnified pursuant to the Company By-Laws.  This Section 6 shall not preclude the Employee from responding to an inquiry in an honest manner.

7. Non-Disparagement.

(a) In accordance with normal ethical and professional standards, the Employee will refrain from taking actions or making statements, written or oral, which defame the goodwill or reputation of the Company, or which will constitute willful misconduct under circumstances where it is reasonable for the Employee or the Company to anticipate or to expect that the natural consequences of such statements or conduct by the Employee will adversely affect the business or reputation of the Company or its affiliates or the morale of its employees.

(b) The Company agrees that it will refrain from taking actions or making statements, written or oral, which defame the goodwill or reputation of the Employee, or which will constitute willful misconduct under circumstances where it is reasonable for the Employee or the Company to anticipate or to expect that the natural consequences of such statements or conduct by the Company will adversely affect the reputation of the Employee.

(c) The provisions of this Section 7(a) and 7(b) shall not apply to testimony as a witness, any disclosure required by law to be made by the Company or the Employee, or the assertion of or defense against any claim of breach of this Agreement and shall not require either party to make false statements or disclosures.

8. Restrictive Covenants.

(a) Confidentiality.  In the course of the Employee’s services to the Company through the Termination Date, the Employee was given access to and otherwise obtained knowledge of certain trade secrets and confidential and proprietary information pertaining to the business of the Company and its affiliates.  After the Termination Date, the Employee will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, including himself, any trade secrets or other confidential or proprietary information concerning the Company or its affiliates, including, but not limited to, information pertaining to their clients, services, products, earnings, finances, operations, marketing, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of the Employee’s breach of this covenant or the breach by another employee of his or her confidentiality obligations).  Notwithstanding the foregoing, the Employee may disclose such information as is required by law during any legal proceeding or to his personal representatives and professional advisers as is required for purposes of rendering tax or legal advice, and, with respect to such personal representatives and professional advisers, the Employee shall inform them of his obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof.

(b) Non-Solicitation.  Without the prior written consent of the Company, for a period of twelve (12) months after the Termination Date, the Employee shall not:

(i) for the purpose of providing services or products similar to those provided by the Company in the conduct of the business, directly or indirectly solicit, or assist any other person in soliciting, any customer of the Company (A) with whom the Employee had contact during the Employment Period, (B) about which the Employee learned non-public information during the Employment Period, or (C) whose account the Employee oversaw during the Employment Period;

(ii) for purposes of employment with an entity other than the Company, directly or indirectly solicit, or assist any other person in soliciting, any person who was an employee of the Company or its affiliates as of the Termination Date, or any person who, as of such date, was in the process of being recruited by the Company or its affiliates to become an employee of the Company or its affiliates (each such person, a “Protected Employee”), or induce any Protected Employee to terminate his or her employment with the Company or its affiliates; or

(iii) hire or assist another in hiring any Protected Employee who potentially possesses the Company’s or its affiliate’s confidential information for a position where the Protected Employee’s knowledge of such information might be harmful to the Company or its affiliates.

(c) Notwithstanding, the Employee expressly acknowledges and agrees that the Employee will continue to remain subject to any other confidentiality, non-solicitation and non-competition provisions entered into in connection with his employment with the Company and any other agreement or compensation award with the Company (the “Covenants”), and further agrees that the obligations under the Covenants are not limited in any way by this Agreement or termination from employment with the Company.

(d) Return of Materials.  The Employee shall return all documents, records and property of the Company no later than the Termination Date.  Without limiting the generality of the foregoing, the Employee shall return to the Company no later than the Termination Date any and all original and duplicate copies of all the Employee’s work product and of files, calendars (except for personal calendars), books, records, notes, notebooks, customer lists and proposals to customers, manuals, computer equipment (including any desktop and/or laptop computers, handheld computing devices, home systems, computer disks and diskettes), mobile telephones (including SIM cards and the like), Blackberry devices, personal data assistants (PDAs), fax machines, and any other magnetic and other media materials the Employee has in the Employee’s possession or under the Employee’s control that belong to the Company that contain confidential or proprietary information concerning the Company or their clients or operations; provided, however, upon turning over any product or files contained within, ownership of the Company provided laptop computer, Blackberry device, Sprint Wireless card, monitor, docking station & keyboard shall revert to the Employee.

(e) Subject to the foregoing provisions of this Section 8, the Company will continue to have the right to enforce such obligations of the Covenants.

9. Withholding for Taxes.  All benefits and payments provided to the Employee pursuant to this Agreement, which are required to be treated as compensation shall be subject to all applicable tax withholding and reporting requirements.

10. Attorneys Fees.  In the event of any dispute with respect to a breach or asserted breach of this Agreement, each party shall be responsible for its own attorneys’ fees and expenses.

11. Miscellaneous.

(a) Binding Effect. This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors and assigns.

(b) Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

(c) Entire Agreement. This Agreement reflects the entire agreement between the Employee and the Company and, except as specifically provided herein, supersedes all prior agreements and understandings, written or oral relating to the subject matter hereof, it being acknowledged, however, that the Employee shall continue to be subject to the Covenants.  To the extent that the terms of this Agreement (including any Exhibits to this Agreement) are to be determined under, or are to be subject to, the terms or provisions of any other document, this Agreement (including any Exhibits to this Agreement) shall be deemed to incorporate by reference such terms or provisions of such other documents.

(d) Notices. Any notice pertaining to this Agreement shall be in writing and shall be deemed to have been effectively given on the earliest of (a) when received, (b) upon personal delivery to the party notified, (c) one business day after delivery via facsimile with electronic confirmation of successful transmission, (d) one business day after delivery via an overnight courier service or (e) five days after deposit with the United Postal Service, and addressed as follows:

To the Employee at:	1536 Placer Court Naperville, IL 60565 Or such other address as Employee duly notifies the Company
to the Company at:	Schawk USA Inc. HR Service Center 1695 River Road Des Plaines, IL 60018 Attn: Jennifer Erfurth Fax: (847) 827-1264

(e) Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by such party.  Continuation of benefits hereunder by the Company following a breach by the Employee of any provision of this Agreement shall not preclude the Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

(f) Amendment. This Agreement may not be modified or amended except by a writing signed by the parties to this Agreement.

(g) Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original.  Any executed counterpart returned by facsimile shall be deemed an original executed counterpart.

(h) No Third Party Beneficiaries. Unless specifically provided herein, the provisions of this Agreement are for the sole benefit of the parties to this Agreement and are not intended to confer upon any person not a party to this Agreement any rights hereunder.

(i) Severability.  If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole.  Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

(j) Admissions. Nothing in this Agreement is intended to be, or will be deemed to be, an admission of liability by the Employee or the Company to each other, or an admission that they or any of their agents, affiliates, or employees have violated any state, federal or local statute, regulation or ordinance or any principle of common law of any jurisdiction, or that they have engaged in any wrongdoing towards each other.

(k) Indemnification. The Employee shall be eligible for indemnification by the Company to the extent provided to other former executives of the Company under any policy of insurance obtained by the Company or as may be required by Illinois law.

(l) Internal Revenue Code Section 409A.  It is intended that any amounts payable under this Agreement and the Company’s and Employee’s exercise of authority or discretion hereunder shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the Treasury regulations and other published guidance relating thereto, so as not to subject the Employee to the payment of any interest or additional tax imposed under Code Section 409A.  To the extent any amount payable to Employee from the Company, per this Agreement or otherwise, would trigger the additional tax imposed by Code Section 409A, the payment arrangements shall be modified to avoid such additional tax.  This provision includes, but is not limited to, Treasury Regulation Section 1.409A-3(g)(2), relating to a six-month delay in payment of deferred compensation to a “specified employee” (as defined in the Treasury Regulations under Section 409A) upon a separation from service.

(m) Unemployment Insurance Benefits.  The Employee may apply for unemployment insurance benefits.  The Company will not contest the Employee’s application for unemployment insurance benefits.

[signature page follows]

IN WITNESS WHEREOF, this Separation Agreement and General Release has been duly executed as of the Effective Date.

SCHAWK USA INC. By: /s/Alex Sarkisian Name: Alex Sarkisian Title: Executive Vice President & Chief Operating Officer

EMPLOYEE /s/James J. Patterson Jim Patterson

Exhibit A

GENERAL RELEASE AND WAIVER

1. This document (the “Release”) is attached to, is incorporated into, and forms a part of, a Separation Agreement and General Release, dated May 31, 2008 (the “Agreement”) by and between Schawk USA Inc. (the “Company”) and Jim Patterson (the “Employee”).  Except for (i) a Claim (as defined below) based upon a breach of the Agreement, (ii) a Claim which is expressly preserved by the Agreement, (iii) a Claim duly filed pursuant to the group welfare and retirement plans of the Company, or (iv) a claim filed pursuant to any policy of liability insurance or the Company’s By-Laws, the Employee, on behalf of himself and the other Employee Releasors (as defined below), releases and forever discharges the Company and the other Company Releasees (as defined below) from any and all Claims which the Employee now has or claims, or might hereafter have or claim, whether known or unknown, suspected or unsuspected (or the other Employee Releasors may have, to the extent that it is derived from a Claim which the Employee may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, from the beginning of time to the date affixed beneath the Employee’s signature on this General Release and Waiver and shall include, without limitation, Claims (other than those specifically excepted above) arising out of or related to his employment with the Company, and Claims arising under (or alleged to have arisen under) (a) the Age Discrimination in Employment Act of 1967, as amended; (b) Title VII of the Civil Rights Act of 1964, as amended; (c) The Civil Rights Act of 1991; (d) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (e) the Employee Retirement Income Security Act of 1974, as amended; (f) The Immigration Reform Control Act, as amended; (g) The Americans with Disabilities Act of 1990, as amended; (h) The National Labor Relations Act, as amended; (i) The Occupational Safety and Health Act, as amended; (j) any state or local anti-discrimination law; (k) any other local, state or federal law, regulation or ordinance; (l) any public policy, contract, tort, or common law; or (m) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.  The Employee further releases any rights to recover damages or other personal relief based on any claim or cause of action filed on the Employee’s behalf in court or any agency.

2. For purposes of this Release, the terms set forth below shall have the following meanings:

(a) The term “Claims” shall include any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, experts’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity.

(b) The term “Company Releasees” shall include the Company and its affiliates and their current, former and future officers, directors, trustees, members, employees, shareholders, partners, assigns and administrators and fiduciaries under any employee benefit plan of the Company and of any affiliate, and insurers, and their predecessors and successors.

(c) The term “Employee Releasors” shall include the Employee, and his family, heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through the Employee.

3. The Employee acknowledges that:  (a) the Employee has read and understands this Release and the Agreement in their entirety; (b) the payments and other benefits provided to the Employee under the Agreement exceed the nature and scope of that to which the Employee would otherwise have been entitled to receive from the Company; (c) the Employee has been advised in writing to consult with an attorney about this Release and the Agreement before signing and has had ample opportunity to do so; (d) the Employee has been given twenty-one (21) days to consider this Release and the Agreement before signing; (e) the Employee has the right to revoke this Release in full within seven (7) calendar days of signing it by providing written notice to the Company per the notice provisions of Section 11(d) of the Agreement, and that this Release and the Agreement shall not become effective until that seven (7)-day revocation period has expired; and (f) the Employee enters into this Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration.

* * * *

/s/James J. Patterson Jim Patterson Date: June 3, 2008

Exhibit B

NON-QUALIFIED STOCK OPTIONS

Grant Date	Number of Shares	Grant Type	Option Exercise Price	Forfeited as of Separation Date	Vested/Exercisable as of Separation Date	Expiration of Vested/Exercisable Options
2/23/99	21,638	ISO (1)	$9.4375	0	21,638	2/23/09
2/23/99	3,362	NQSO (2)	$9.4375	0	3,362	2/23/09
2/22/00	13,997	ISO	$7.625	0	13,997	90 days after Termination Date
2/22/00	11,003	NQSO	$7.625	0	11,003	90 days after Termination Date
2/27/01	15,188	ISO	$8.90	0	15,188	90 days after Termination Date
2/27/01	19,812	NQSO	$8.90	0	19,812	90 days after Termination Date
3/5/02	10,405	ISO	$9.61	0	10,405	90 days after Termination Date
3/5/02	39,595	NQSO	$9.61	0	39,595	90 days after Termination Date
2/27/03	39,155	NQSO	$9.22	0	39,155	90 days after Termination Date
2/27/03	3,615	ISO	$9.22	0	3,615	90 days after Termination Date
2/27/03	7,230	ISO	$9.22	0	7,230	90 days after Termination Date
3/2/04	7,017	ISO	$14.25	0	7,017	90 days after Termination Date
3/2/04	62,948	NQSO	$14.25	0	62,948	90 days after Termination Date
3/2/04	35	ISO	$14.25	0	35	90 days after Termination Date
4/7/05	5,340	ISO	$18.725	0	5,340	90 days after Termination Date
4/7/05	64,660	NQSO	$18.725	0	64,660	90 days after Termination Date
8/8/06 (3)	20,400	NQSO	$17.43	13,600	6,800	90 days after Termination Date
3/23/07 (4)	16,242	ISO	$18.47	10,828	5,414	90 days after Termination Date
3/23/07 (4)	6,358	ISO	$18.47	4,239	2,119	90 days after Termination Date
TOTAL	368,000			28,667	339,333

(1) ISO means an Incentive Stock Option.

(2) NQSO means a Non-Qualified Stock Option.

(3) This award vests ratably over 3 years:  (1) 1/3 on 8/8/07, (2) 1/3 on 8/8/08 and (3) 1/3 on 8/8/09.

(4) This award vests ratably over 3 years:  (1) 1/3 on 3/23/08, (2) 1/3 on 3/23/09 and (3) 1/3 on 3/23/10.

RESTRICTED STOCK

Grant Date	Number of Shares	Vested as of Separation Date	Forfeited as of Separation Date, Absent Section 2(b)(ii) Vesting	Shares Subject to Continued Vesting Post-Separation Date	Total to be Vested
8/8/06 (5)	4,100	0	4,100	4,100 (7)	4,100
3/23/07 (6)	3,800	0	3,800	0	0
TOTAL	7,900	0	7,900	4,100	4,100

(5) This award is subject to a three year cliff vesting schedule with 100% vesting on 8/8/09.

(6) This award is subject to a three year cliff vesting schedule with 100% vesting on 3/23/10.

(7) Pursuant to Section 2(b)(ii) of the Agreement, on August 8, 2009, the Employee will vest in his 4,100 shares of restricted stock as if he was employed by the Company on such date.